Exhibit 99.1

NRG Energy, Inc. Confirms Receipt of Unsolicited Proposal
from Exelon Corporation

—Stockholders Advised to Take No Action Pending Review by NRG’s Board of Directors—

Princeton, NJ – October 20, 2008 – NRG Energy, Inc. (NYSE: NRG) today confirmed that it has received an unsolicited proposal from Exelon Corporation (NYSE: EXC) to acquire all of the outstanding shares of NRG Energy at a fixed exchange ratio of 0.485 Exelon shares for each NRG common share.

NRG’s Board of Directors will review Exelon’s proposal with their advisors and determine the appropriate response in due course. NRG stockholders are advised to take no action at this time pending the review by NRG’s Board of Directors.

Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are serving as financial advisors and Kirkland & Ellis LLP is serving as legal counsel to NRG.

About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure
Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

# # #

Contacts:

Investors:	Media:
Nahla Azmy 609.524.4526	Meredith Moore 609.524.4522
David Klein 609.524.4527	Lori Neuman 609.524.4525
Dave Knox (Texas and Louisiana) 713.795.6106

OR

Joele Frank / Andrew Brimmer
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449